SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended (the "1940 Act") and in connection with such notification of registration submits the following information:


                                      Name:

                                  Genesis Funds

                      Address of Principal Business Offices
                     (No. & Street, City, State, Zip Code):

                                919 Third Avenue
                                   27th Floor
                            New York, New York 10022

                     Telephone Number (including area code):
                                 (212) 986-8333

                Name and address of agent for service of process:

                                Theodore Wdowiak
                                  Genesis Funds
                                919 Third Avenue
                                   27th Floor
                            New York, New York 10022

                                 With a copy to:
                              Carl Frischling, Esq.
                      Kramer, Levin, Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the 1940 Act concurrently with the filing of Form N-8A: Yes X No

                                         SIGNATURES

      Pursuant to the requirements of the 1940 Act, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on this 27th day of June, 2002.

                         Signature:  GENESIS FUNDS
                                    (Name of Registrant)




                                    By:  /s/ Carl Frischling
                                       ------------------------------
                                    Name: Carl Frischling
                                    Title:  Trustee


Attest:  /s/ Omar A. Karim
       --------------------------
      Name: Omar A. Karim
      Title:  Trustee